Supplement dated January 20, 2021

to the pricing supplement dated November 24, 2020,
product supplement EQUITY ARN-1 dated September 18, 2020, prospectus supplement dated August 1, 2019, the prospectus addendum dated May 11, 2020 and prospectus dated August 1, 2019
(together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-232144

Barclays Bank PLC

Global Medium-Term Notes, Series A

Accelerated Return Notes®
Linked to the S&P 500® Index, due November 25, 2022

CUSIP: 06747L504

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, BofA Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the pricing supplement (the “Pricing Supplement”), dated November 24, 2020 and filed with the Securities and Exchange Commission (the “SEC”) on November 27, 2020, as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period (subject to adjustment under certain circumstances in the event of a Market Disruption Event). The closing level of the Market Measure on November 24, 2020, the first day of the Starting Value Determination Period, was 3,635.41.

The Starting Value Determination Period concluded on December 24, 2020. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 3,621.63, which was the closing level of the Market Measure on November 30, 2020.

Therefore, the Starting Value for the notes is 3,621.63.

The notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” and “Additional Risk Factors” sections beginning on page TS-7 of the Pricing Supplement, and “Risk Factors” beginning on page PS-7 of product supplement EQUITY ARN-1, beginning on page S-7 of the prospectus supplement and beginning on page PA-1 of the prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated November 24, 2020: https://www.sec.gov/Archives/edgar/data/312070/000095010320023082/dp141801_424b2-3605baml.htm

•	Product supplement EQUITY ARN-1 dated September 18, 2020: http://www.sec.gov/Archives/edgar/data/312070/000095010320018324/dp133114_424b3-equityarn1.htm

•	Series A MTN prospectus supplement dated August 1, 2019: https://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

•	Prospectus dated August 1, 2019: https://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

•	Prospectus addendum dated May 11, 2020: http://www.sec.gov/Archives/edgar/data/312070/000110465920059376/a20-19169_1424b3.htm

Our Central Index Key, or CIK, on the SEC website is 312070. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.